EXHIBIT 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports 13% Revenue Growth for Second Quarter 2012

Increases Full Year 2012 Revenue and EPS Guidance

Second Quarter Highlights:
•	Total revenue grew 13% year-over-year to $33.2 million
•	Product revenues grew 15% year-over-year to $16.7 million
•	Tissue processing revenues grew 11% year-over-year to $16.3 million
•	Net income grew 83% year-over-year to $3.3 million, or $0.12 per share
•	Enhanced product portfolio with acquisition of Hemosphere
•	Settled all significant outstanding litigation

ATLANTA, GA – (July 31, 2012) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today its results for the second quarter and first six months of 2012.  Revenues for the second quarter of 2012 increased 13 percent to a record $33.2 million compared to $29.4 million for the second quarter of 2011.  Revenues for the first six months of 2012 increased 10 percent to a record $65.5 million compared to $59.6 million for the first six months of 2011.

Steven G. Anderson, president and chief executive officer, said, “In the second quarter of 2012 we continued to execute on our strategic growth initiatives and delivered solid top and bottom line results.  Total revenue was up 13 percent year-over-year, driven by another strong quarter in our product segment and better than expected results in our tissue processing segment.  Gross margins were stable at 64 percent, and we continued prudent expense management, allowing us to grow net income for the second quarter to 12 cents per share.

“During the quarter we completed the acquisition of Hemosphere, further enhancing our growth trajectory and market opportunity.  The acquisition provides us with the HeRO® Graft, the standard-of-care product in the $250 million worldwide market for permanent access for catheter dependent hemodialysis patients.  The integration is progressing on schedule and we are encouraged with our initial experience, which has strengthened our confidence in the sales force leverage and cross-selling opportunity for the HeRO Graft and our existing CryoVein® and CryoArtery® preserved human tissues.  On the legal front, our completed settlements for outstanding litigation were net beneficial and eliminated the ongoing legal exposure and costs related with these lawsuits.  Accordingly, we are raising our full year revenue and EPS guidance to reflect the positive first half results, the addition of the HeRO Graft, and lower legal fees in the second half of the year, partially off-set by the expenses related to the acquisition and integration.”

Net income for the second quarter of 2012 was $3.3 million, or $0.12 per basic and fully diluted common share, compared to net income of $1.8 million, or $0.06 per basic and fully diluted common share, for the second quarter of 2011.  Net income for the second quarter of 2012 included a pretax benefit of $4.7 million related to the settlement of the litigation with Medafor, pretax charges of $3.6 million related to the settlement of the litigation with CardioFocus, $1.0 million in business development and integration charges primarily related to the acquisition of Hemosphere, and $2.1 million in litigation expenses offset by $3.1 million in reimbursement of certain litigation expenses from insurance carriers.  Excluding these charges and benefits, proforma non-GAAP earnings per share would have been $0.10 in the second quarter of 2012.  Net income for the second quarter of 2011 included $1.8 million in costs related to business development and integration, and a benefit of $216,000 for insurance reimbursements net of litigation expenses.  Excluding these charges and benefits, proforma non-GAAP earnings per share would have been $0.12 in the second quarter of 2011.

Net income for the first six months of 2012 was $4.3 million, or $0.16 per basic and $0.15 per fully diluted common share, compared to net income of $3.5 million, or $0.12 per basic and fully diluted common share, for the first six months of 2011.  Net income for the first six months of 2012 included a pretax benefit of $4.7 million related to the settlement of the litigation with Medafor, pretax charges of $4.1 million related to the settlement of the litigation with CardioFocus, $1.1 million in business development and integration charges primarily related to the acquisition of Hemosphere, and $3.6 million in litigation expenses offset by $3.4 million in reimbursement of certain litigation expenses from insurance carriers.  Excluding these charges and benefits, proforma non-GAAP earnings per share would have been $0.17 in the first six months of 2012.  Net income for the first six months of 2011 included $2.9 million in costs related to business development and integration, and $156,000 for litigation expenses net of insurance reimbursements.  Excluding these charges, proforma non-GAAP earnings per share would have been $0.21 in the first six months of 2011.

Product revenues were $16.7 million for the second quarter of 2012, up 15 percent from $14.6 million in the second quarter of 2011.  Product segment revenues were $33.2 million for the first six months of 2012, up 14 percent from $29.0 million in the first six months of 2011.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue® and PerClot® in 2012, were $14.1 million for the second quarter of 2012 compared to $13.4 million for the second quarter of 2011, an increase of 5 percent.  The increase in surgical sealant and hemostat revenues was primarily due to an increase in BioGlue shipments into international markets, largely Japan.

Surgical sealant and hemostat revenues were $28.5 million for the first six months of 2012 compared to $27.8 million for the first six months of 2011, an increase of 2 percent.  The increase in surgical sealant and hemostat revenues was primarily due to an increase in BioGlue shipments, largely into Japan, partially offset by the lack of HemoStase revenues in the first six months of 2012.  The Company discontinued U.S. and international sales of HemoStase at the end of the first quarter of 2011.

Revascularization technologies revenues were $1.9 million for the second quarter of 2012 compared to $1.2 million in the second quarter of 2011.  Revascularization technologies revenues were $4.0 million for the first six months of 2012 compared to $1.2 million in the first six months of 2011.  The Company acquired Cardiogenesis in May 2011.

HeRO Graft revenues were $635,000 for the second quarter of 2012 as a result of the Company’s acquisition of Hemosphere in May 2012.

Preservation services revenues were $16.3 million for the second quarter of 2012 compared to $14.7 million for the second quarter of 2011, an increase of 11 percent.  Cardiac preservation services revenues increased 10 percent for the second quarter of 2012 due to an increase in shipments of cardiac tissues and an increase in average preservation service fees.  Vascular preservation service revenues increased 12 percent for the second quarter of 2012 due to an increase in shipments of vascular tissues.

Preservation services revenues were $32.0 million for the first six months of 2012 compared to $30.4 million in the first six months of 2011, an increase of 5 percent.  Cardiac preservation services revenues increased 9 percent for the first six months of 2012 due to an increase in shipments of cardiac tissues and an increase in average preservation service fees.  Vascular preservation service revenues increased 2 percent for the first six months of 2012 due to an increase in shipments of vascular tissues.

Total gross margins were 64 percent in the second quarter of 2012 compared to 65 percent in the second quarter of 2011.  Preservation services gross margins were 44 percent for each of the second quarters of 2012 and 2011.  Product gross margins were 84 percent and 85 percent for the second quarters of 2012 and 2011, respectively.

Total gross margins increased to 65 percent in the first six months of 2012, up from 63 percent in the first six months of 2011, driven by higher gross margins from the Company’s existing tissues and products, an increase in the mix of higher margin products partially resulting from the acquisition of the Cardiogenesis and Hemosphere product lines, and the loss of lower margin HemoStase revenues.  Preservation services gross margins were 45 percent and 43 percent for the first six months of 2012 and 2011, respectively.  Product gross margins were 84 percent for each of the first six months of 2012 and 2011.

General, administrative, and marketing expenses for the second quarter of 2012 were $13.9 million compared to $13.7 million for the second quarter of 2011.  General, administrative, and marketing expenses for the second quarter of 2012 increased compared to 2011 due to the cumulative effect of the following, as compared to 2011: settlement of the litigation with CardioFocus, business development and integration expenses primarily related to the acquisition of Hemosphere, an increase in marketing expenses, including costs of the Company’s expanded sales staff and increases in spending on advertising, and an increase in litigation expenses, offset by a benefit from the settlement of the litigation with Medafor and the reimbursement of certain litigation expenses from insurance carriers.  General, administrative, and marketing expenses for the second quarter of 2011 included approximately $1.8 million in business development and integration expenses.

General, administrative, and marketing expenses for the first six months of 2012 were $31.8 million compared to $28.0 million for the first six months of 2011.  General, administrative, and marketing expenses for the first six months of 2012 increased compared to 2011 due to the cumulative effect of the following: the settlement of the litigation with CardioFocus, business development and integration expenses primarily related to the acquisition of Hemosphere, an increase in marketing expenses, including costs of the Company’s expanded sales staff, increases in spending on advertising, and an increase in litigation expenses, offset by a benefit from the settlement of the litigation with Medafor and the reimbursement of certain litigation expenses from insurance carriers.  General, administrative, and marketing expenses for the first six months of 2011 included approximately $2.9 million in business development and integration expenses.

Research and development expenses were $1.7 million and $1.6 million for the second quarters of 2012 and 2011, respectively.  Research and development expenses were $3.4 million for each of the first six months of 2012 and 2011.  Research and development spending in the second quarter and first six months of 2012 was primarily focused on PerClot, BioFoam™ Surgical Matrix, and SynerGraft® tissues and products.

During the second quarter of 2012, the Company purchased 343,000 shares of the Company’s common stock at an average price of $5.06, resulting in aggregate purchases of $1.7 million.  During the first six months of 2012, the Company purchased 626,000 shares of the Company’s common stock at an average price of $5.14, resulting in aggregate purchases of $3.2 million.

As of June 30, 2012, the Company had $9.3 million in cash, cash equivalents, and restricted cash and securities, compared to $27.0 million at December 31, 2011.  Of this $9.3 million in cash, cash equivalents, and restricted cash and securities, $878,000 was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology, and $5.0 million was designated as restricted cash and securities primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $3.1 million for the second quarter of 2012 and $4.0 million for the second quarter of 2011.

2012 Financial Guidance

The Company is updating its guidance for the full year of 2012 to reflect the actual results from the first half of 2012, the acquisition of Hemosphere, and the settlement of all of the Company’s significant outstanding litigation during the quarter.  The Company expects total revenues for the full year of 2012 to be between $129.0 million and $133.0 million, which include revenues of approximately $500,000 related to the use of funds received from the U.S. Department of Defense in connection with the development of BioFoam.  This represents annual total revenue growth of 8 percent to 11 percent.  This compares with prior full year 2012 revenue guidance of $126.0 million to $129.0 million, which represented growth of 5 percent to 8 percent.

The Company expects tissue processing revenues to increase in low to mid-single digits on a percentage basis for the full year of 2012 compared to 2011.  Revenues from the Company’s higher margin product segment are expected to grow between 12 percent and 15 percent for the full year of 2012.  This includes expectations for BioGlue and BioFoam revenues to increase in the mid-single digits on a percentage basis in 2012 compared to 2011, and PerClot revenues to be between $2.5 million and $3.0 million.  The Company expects revenues from revascularization technologies to be between $9.0 million and $10.0 million in 2012.  The Company expects HeRO Graft revenues to be between $2.5 million and $3.5 million in 2012.

The Company expects general, administrative and marketing expenses for the full year of 2012 to be between $64.0 million and $66.0 million, which includes $2.7 million of integration costs resulting from the acquisition of Hemosphere in May 2012.  Research and development expenses are expected to be between $9.0 million and $10.0 million in 2012 as a result of the Company’s investments in its U.S. clinical trials for Perclot and BioFoam, and other research and development activities.

The Company expects earnings per share of between $0.20 and $0.23 in 2012, which includes a non-recurring net benefit of $424,000 related to litigation settlements and expenses, net of insurance reimbursements, and estimated non-recurring transaction and integration charges of approximately $2.7 million, of which approximately $1.6 million is expected to occur in the second half of 2012.  This compares with prior full year 2012 GAAP earnings per share guidance of $0.14 to $0.18.  The Company’s earnings per share guidance excludes expenses related to additional business development and potential share repurchases, which cannot currently be estimated, although the Company is not currently repurchasing shares.

The Company expects the effective income tax rate for the second half of 2012 to be in the mid to upper thirty percent range.

The Company’s financial guidance for the full year of fiscal 2012 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from July 31 through August 7 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 397253.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S., certain countries in Europa, and Canada.  CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  Additional marketing approvals for BioGlue have been granted in several other countries throughout the world.  CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR).  In addition, CryoLife's subsidiary Hemosphere, Inc. markets the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients.  CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community and other select international countries.  CryoLife’s BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding the worldwide market for permanent access for catheter dependent hemodialysis patients and the related market opportunity for the HeRO Graft, the factors impacting growth in the HeRO Graft market, our confidence in the sales force leverage and cross-selling opportunity for the HeRO Graft and our existing CryoVein and CryoArtery preserved human tissues, our HeRO Graft distribution plans, margin growth potential for the HeRO Graft, plans to relocate Hemosphere’s manufacturing facility to our corporate headquarters, the long-term medical benefits of the HeRO Graft, the positive effect that the settlement of the Medafor and CardioFocus lawsuits will have on our earnings going forward, plans with respect to acquisitions and business development opportunities, plans regarding regulatory approval and the submission of applications for approval for PerClot in France, Canada, Brazil, and the U.S., expectations regarding the timing and magnitude of our PerClot clinical studies in the U.S., our expectation that we will obtain an approval for multiple specialties and indications for PerClot, our expectations regarding the timing for approval of the IDE/PMA, plans to expand our manufacturing capacity for PerClot in order to serve the U.S. clinical trials and the Canadian, Brazilian, and European markets, and estimates regarding the potential market and growth opportunities for PerClot.  These statements also include our anticipated performance and expected effective income tax rate for the full year of fiscal 2012.  These risks and uncertainties include that market opportunities and potential growth related to any of our products, including the HeRO Graft and PerClot, are subject to factors beyond our control, including general economic conditions, physician and patient acceptance of our products, and regulatory approval.  Competing products may be introduced into the market that may materially impact sales growth for our products.  We may be unsuccessful in our efforts to leverage our existing sales force and cross-sell our products, and integration efforts may be more costly and take longer than currently anticipated.  Our manufacturing and distribution plans and plans regarding regulatory approval for our products, along with plans regarding any future acquisition or business development opportunities, are subject to change based on management’s assessment of the overall needs of our company at the time.  We may not be able to achieve margin growth, and could even experience a decline in margins, for any of our products if manufacturing and/or distribution costs increase.  Our products may not continue to achieve the long-term medical benefits that we currently expect, and the successful distribution of our products is dependent on patient and physician acceptance of our products as safe and effective.  While we have settled certain significant lawsuits, this may not necessarily lead to higher earnings going forward, and there is no guarantee that we will not become involved in future lawsuits that may have an adverse impact on our earnings.  We will not be able to distribute PerClot domestically and in certain international jurisdictions until we receive FDA approval and/or the requisite foreign approval, and management may decide to delay or cease our clinical or regulatory efforts with respect to PerClot at any time.  Recent comments from the FDA will require additional time to address and may prove difficult to successfully address.  Timing with respect to regulatory approvals is difficult to predict and we may experience delays due to factors beyond our control, which would prevent us from beginning PerClot distribution in the U.S. and in certain international jurisdictions in a timely fashion, if at all. Even if PerClot receives FDA approval and/or the requisite approvals in foreign jurisdictions, the success of our U.S. and international sales efforts for PerClot will be based on certain factors that are beyond our control, including physician and patient acceptance and the introduction of competing products into the market.  CryoLife has also inherited certain risks and uncertainties related to its 2011 acquisition of Cardiogenesis' business. These risks and uncertainties include that CryoLife's ability to maintain revenues and achieve growth in revenues from Cardiogenesis’ revascularization technology in the future is dependent upon physician awareness of this technology as a safe, efficacious, and appropriate treatment for their patients, we will continue to purchase some of Cardiogenesis’ key product components from single suppliers, and the loss of these suppliers could prevent or delay shipments of its products, delay clinical trials, or otherwise adversely affect our business, if Cardiogenesis’ independent contract manufacturers fail to timely deliver sufficient quantities of some of Cardiogenesis’ products and components, our Cardiogenesis operations may be harmed, Cardiogenesis’ contract manufacturers are at locations that may be at risk from earthquakes or other natural disasters, Cardiogenesis may have liability for actions that occurred prior to our acquisition of Cardiogenesis which could adversely affect us, and Cardiogenesis' internal controls over financial reporting may not have been effective prior to the merger, which could impact the value of our investment in Cardiogenesis and potentially lead to lawsuits from former Cardiogenesis shareholders, which could have a significant and adverse effect on CryoLife, and costly litigation may be necessary to protect or defend Cardiogenesis’ intellectual property rights.  CryoLife has also inherited certain risks and uncertainties related to its recent acquisition of Hemosphere’s business.  These risks and uncertainties include that the expansion of the geographic footprint and acceleration of domestic growth for the HeRO Graft sales may require the formation of new relationships and contracts, we may be unable to maintain existing HeRO Graft sales and/or expand into new territories, the estimated domestic, as well as the total addressable market for CryoLife products in general, may be incorrect and the market opportunity may shrink due to factors beyond our control, including general economic conditions and government regulations, sales growth via product enhancements will be subject to regulatory approvals and physician and patient acceptance, as well as successful innovation within our research and development department, even if we experience successful sales growth for the HeRO Graft, our margins would be impacted if we experience increased costs related to the manufacturing and distribution of the HeRO Graft, the HeRO Graft may not continue to experience continued reimbursement in the U.S. and existing reimbursement rates may not continue to expand due to regulatory or other reasons, and if patients are not able to receive reimbursement from their insurance providers for this product, sales could be materially impacted, the HeRO Graft may not continue to provide the anticipated medical benefits, including the reduction of infections in patients and improved dialysis treatments, if the medical profession and patients do not perceive the HeRO Graft to be a safe and effective product, our sales would be materially impacted and we may experience lawsuits as a result, Hemosphere integration costs could be much higher than expected or integration could be more time consuming or difficult than anticipated, third-party intellectual property rights may limit the development and protection of intellectual property acquired from Hemosphere, which could adversely affect its value to us, Hemosphere’s business relies on patent and trade secret laws, which are complex and may be difficult to enforce, Hemosphere may have liability for actions that occurred prior to our acquisition of Hemosphere, which could adversely affect us, and Hemosphere may have had undisclosed weaknesses in its internal controls, which could impact our internal control over financial reporting or adversely impact the value of the Hemosphere acquisition to us, which could have a material and adverse effect on us.  Our anticipated performance is subject to the general risks associated with our business, including that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including that the continued introduction into the market of products that compete with BioGlue could have an irreversible adverse impact on our sales of BioGlue, our BioGlue patent has expired in the U.S. and will expire in the rest of the world in mid-2013, our tissues and products allegedly have caused, and may in the future cause, injury to patients, and we have been, and may in the future be, exposed to tissue processing and product liability claims, including one currently outstanding product liability lawsuit, and additional regulatory scrutiny as a result, our investment in Medafor has been impaired due to Medafor’s termination of our exclusive distribution agreement with Medafor and our investment could be further impaired by risks associated with Medafor’s business or by Medafor’s actions, which could have a material adverse impact on our financial condition and profitability, we will not fully realize the benefit of our investment in our distribution and license and manufacturing agreements with Starch Medical, Inc. unless we are able to obtain FDA approval for PerClot in the U.S., which will require an additional commitment of funds, the FDA rejected our initial IDE application for PerClot and we are working to address its concerns, but there is no guarantee that we can do so on a timely or cost efficient basis, if at all, the receipt of impaired materials or supplies that do not meet our standards or the recall of materials or supplies by our vendors or suppliers could have a material adverse impact on our revenues, financial condition, profitability, and cash flows, our sales are impacted by challenging domestic and international economic conditions and their constraining effect on hospital budgets and demand for our tissues and products could decrease in the future, which could have a material adverse impact on our business, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse impact on us, the loss of any of our sole-source suppliers could have a material adverse impact on our revenues, financial condition, profitability, and cash flows, we may be unsuccessful in our efforts to market and sell PerClot in the U.S. and internationally, we may expand through acquisitions, or licenses of, or investments in, other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business, we may not realize the anticipated benefits from acquisitions and we may find it difficult to integrate recent or potential future acquisitions of technology or business combinations, which could disrupt our business, dilute stockholder value, and adversely impact our operating results, we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes, and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products, our HemoStase sales ceased in late March 2011, and we will not be able to participate in the hemostats market in the U.S. or other markets where we lack regulatory approval unless we can obtain FDA or other regulatory approval for PerClot, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, uncertainties related to patents and other proprietary technology rights may adversely impact the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively impact our ability to sell current or future products, or prohibit us from enforcing our patent and other proprietary technology rights against others, intense competition may impact our ability to operate profitably, if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues, we are dependent on the availability of sufficient quantities of tissue from human donors, key growth strategies may not generate the anticipated benefits, investments in new technologies and acquisitions of products or distribution rights may not be successful, regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future, consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our tissues and products, and limitations on our ability to sell to certain of our significant market segments, extensive government regulations may adversely impact our ability to develop and market services and products, the success of many of our tissues and products depends upon strong relationships with physicians, our existing insurance policies may not be sufficient to cover our actual claims liability, we may be unable to obtain adequate insurance at a reasonable cost, if at all, we are not insured against all potential losses, and natural disasters or other catastrophes could adversely impact our business, financial condition, and profitability, our credit facility, which expires in October of 2014, limits our ability to pursue significant acquisitions, our ability to borrow under our credit facility may be limited, continued fluctuation of foreign currencies relative to the U.S. dollar could materially adversely impact our business, rapid technological change could cause our services and products to become obsolete, our CryoValve SGPV post-clearance study may not provide expected results, our investment in ValveXchange, Inc. may become impaired for a variety of reasons, which could have a material adverse impact on our earnings, and we are dependent on our key personnel.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2011 and our Form 10-Q to be filed for the quarter ended June 30, 2012.  CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues:
Preservation services	$16,313	$14,688	$31,972	$30,362
Products	16,696	14,580	33,150	29,009
Other	179	111	367	204
Total revenues	33,188	29,379	65,489	59,575

Cost of preservation services and products:
Preservation services	9,144	8,164	17,640	17,360
Products	2,673	2,162	5,186	4,658
Total cost of preservation services
and products	11,817	10,326	22,826	22,018

Gross margin	21,371	19,053	42,663	37,557

Operating expenses:
General, administrative, and marketing	13,871	13,659	31,841	27,950
Research and development	1,670	1,643	3,363	3,409
Total operating expenses	15,541	15,302	35,204	31,359

Operating income	5,830	3,751	7,459	6,198

Interest expense	52	37	117	67
Interest income	(1)	(3)	(3)	(12)
Other expense (income), net	174	(62)	159	(171)

Income before income taxes	5,605	3,779	7,186	6,314
Income tax expense	2,271	1,959	2,861	2,828

Net income	$3,334	$1,820	$4,325	$3,486

Income per common share:
Basic	$0.12	$0.06	$0.16	$0.12
Diluted	$0.12	$0.06	$0.15	$0.12

Weighted-average common shares outstanding:
Basic	26,864	27,385	27,022	27,385
Diluted	27,177	27,745	27,362	27,729

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Preservation Services:
Cardiac tissue	$7,343	$6,691	$14,423	$13,225
Vascular tissue	8,970	7,997	17,549	17,137
Total preservation services	16,313	14,688	31,972	30,362

Products:
BioGlue and BioFoam	13,437	12,772	27,133	24,746
PerClot	691	631	1,335	1,291
HemoStase	--	--	--	1,795
Revascularization technologies	1,933	1,177	4,047	1,177
HeRO Graft	635	--	635	--
Total products	16,696	14,580	33,150	29,009

Other	179	111	367	204
Total revenues	$33,188	$29,379	$65,489	$59,575

Revenues:
U.S.	$26,087	$23,245	$51,374	$47,666
International	7,101	6,134	14,115	11,909
Total revenues	$33,188	$29,379	$65,489	$59,575

	June 30,	December 31,
	2012	2011
	(Unaudited)	(Audited)
Cash, cash equivalents, and restricted cash and securities	$9,311	$27,017
Trade receivables, net	17,409	15,767
Other receivables	7,320	1,738
Deferred preservation costs	28,535	29,039
Inventories	9,672	7,320
Investment in equity securities	6,248	6,248
Total assets	156,509	147,864
Shareholders’ equity	124,154	121,538

CRYOLIFE, INC. AND SUBSIDIARIES
Unaudited Reconciliation of
Non-GAAP Adjusted Net Income and Adjusted Income per Common Share – Diluted
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP:

Income before income taxes	$5,605	$3,779	$7,186	$6,314
Income tax expense	2,271	1,959	2,861	2,828
Net income	$3,334	$1,820	$4,325	$3,486

Diluted income per common share:	$0.12	$0.06	$0.15	$0.12

Diluted weighted-average common
shares outstanding:	27,177	27,745	27,362	27,729

Reconciliation excluding items:

Income before income taxes, GAAP	$5,605	$3,779	$7,186	$6,314
Excluding:
Benefit related to settlement of the
litigation with Medafor	(4,672)	--	(4,672)	--
Charge related to settlement of the
litigation with CardioFocus	3,567	--	4,050	--
Litigation expenses	2,075	446	3,607	818
Reimbursement of certain litigation
expenses from insurance carriers	(3,128)	(662)	(3,409)	(662)
Charges for business development and
integration	1,006	1,787	1,103	2,940
Adjusted income before income taxes,
non-GAAP	4,453	5,350	7,865	9,410

Income tax expense calculated at 2012
effective tax rate of 38% for the three
and six months	1,692	2,033	2,989	3,576
Adjusted net income, non-GAAP	$2,761	$3,317	$4,876	$5,834

Adjusted net income, non-GAAP allocated to
participating securities – diluted	63	72	107	111
Adjusted net income, non-GAAP applicable
to common shareholders – diluted	$2,698	$3,245	4,769	5,723

Diluted adjusted income per common share,
non-GAAP:	$0.10	$0.12	$0.17	$0.21

Diluted weighted average common
shares outstanding:	27,177	27,745	27,362	27,729

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share exclude litigation expenses and benefits, insurance reimbursements for litigation, and expenses for business development activities, including the Company’s transaction and integration costs primarily associated with the acquisition of Hemosphere and Cardiogenesis.  The Company believes that this non-GAAP presentation provides useful information to investors regarding the operating expense structure of the Company’s existing and recently acquired operations without regard to recently settled litigation, its ongoing efforts to acquire additional complementary products and businesses, and the transaction costs incurred in connection with recently acquired businesses.  The Company does, however, expect to incur similar types of business development expenses and may incur significant litigation expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.